QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

NOVA Chemicals Corporation

Offer to Exchange

8.625% Senior Notes due November 1, 2019
Which Have Been Registered
Under the Securities Act of 1933
for
Any and All Outstanding Unregistered
8. 625% Senior Notes due November 1, 2019

To Registered Holders and Depository
Trust Company Participants:

        We are enclosing herewith the material listed below relating to the offer by NOVA Chemicals Corporation (the "Company"), a corporation organized under the laws of the province of New Brunswick, Canada, to exchange its 8.625% Senior Notes due November 1, 2019 (the "2019 Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like amount of the issued and outstanding 8.625% Senior Notes due November 1, 2019 of the Company (the "2019 Outstanding Notes") issued in a private placement, upon the terms and subject to the conditions set forth in the Company's Prospectus, dated                                                 , 20            , and the related Letter of Transmittal (which together constitute the "Exchange Offer").

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                                    , 20            , (the "Prospectus");

  2.
  Letter of Transmittal;

  3.
  Notice of Guaranteed Delivery;

  4.
  Instruction to Registered Holder and/or Book-Entry Transfer participant from the beneficial owner (the "Owner"); and

  5.
  Letter which may be sent to your clients for whose account you hold 2019 Outstanding Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                                                 , 20            , unless extended.

        The Exchange Offer is not conditioned upon any minimum number of 2019 Outstanding Notes being tendered.

        In all cases, exchanges of 2019 Outstanding Notes for 2019 Exchange Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such 2019 Outstanding Notes or a confirmation of a book-entry transfer of such 2019 Outstanding Notes, as the case may be, (b) the Letter of Transmittal (or a facsimile thereof) promptly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

        Holders who wish to tender their 2019 Outstanding Notes and (a) whose 2019 Outstanding Notes are not immediately available, (b) who cannot deliver their 2019 Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (c) who cannot complete the procedure for book-entry transfer on a timely basis, may tender their 2019 Outstanding Notes by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer — Guaranteed Delivery Procedures."

        To tender 2019 Outstanding Notes, certificates for 2019 Outstanding Notes, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, together with any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

        Pursuant to the Letter of Transmittal, each holder of 2019 Outstanding Notes will represent to the Company that:

  (i)
  the holder is not an "affiliate" of the Company (as defined in Rule 405 under the Securities Act);

  (ii)
  any 2019 Exchange Notes to be received by the holder are being acquired in the ordinary course of its business and each holder received the 2019 Outstanding Notes being tendered for exchange in the ordinary course of its business;

  (iii)
  the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to engage in a distribution (within the meaning of the Securities Act) of 2019 Exchange Notes to be received in the Exchange Offer; and

  (iv)
  the holder is not a broker-dealer tendering 2019 Outstanding Notes acquired directly from the Company.

        If the tendering holder is a broker-dealer, it represents and agrees, consistent with certain interpretive letters relating to exchange offers issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties, that:

  (a)
  such 2019 Outstanding Notes held by the broker-dealer are held only as a nominee; or

  (b)
  such 2019 Outstanding Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a Prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such 2019 Exchange Notes (provided that, by so acknowledging and by delivering a Prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act).

        The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the 2019 Outstanding Notes for you to make the foregoing representations.

        The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of 2019 Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of 2019 Outstanding Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

        Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF NOVA CHEMICALS CORPORATION OR U.S. BANK NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

QuickLinks

  Exhibit 99.4